As filed with the Securities and Exchange Commission on December 19, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JED Oil Inc.

(Name of Registrant as specified in charter)

Alberta, Canada (State or other jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	n/a (IRS employer identification no.)

Suite 2600, 500 – 4th Avenue S.W.

Calgary, Alberta, Canada T2P 2V6

(403) 537-3250

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Gary A. Agron, Esq.

Law Office of Gary A. Agron

5445 DTC Parkway, Suite 520

Englewood, Colorado 80111

(303) 770-7254

(303) 770-7257 (Fax)

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Gary A. Agron, Esq. Law Office of Gary A. Agron 5445 DTC Parkway, Suite 520 Englewood, Colorado 80111 (303) 770-7254 (303) 770-7257 (Fax)	Jeffrey M. Knetsch, Esq. Adam J. Agron, Esq. Brownstein Hyatt & Farber, P.C. 410 17th Street, 22nd Floor Denver, Colorado 80202 (303) 223-1100 (303) 223-1111 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, No Par Value	1,725,000 shares	$ 5.50	$ 9,487,500	$ 767.54
Common Stock Underlying Series A Convertible Preferred Stock (2)	7,600,000 shares	$ 5.50	$ 41,800,000	$ 3,381.62
Total			$ 51,287,500	$ 4,149.16

                (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

                (2) Each share of Series A Convertible Preferred Stock may be converted at the holder’s option into one share of common stock within 10 days                         following the effective date of this Registration Statement. The Registrant is registering hereby the common stock issuable upon conversion                        of the Series A Convertible Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                                                                                                                                                                           Subject to completion, dated December 19, 2003

JED Oil Inc.

1,500,000 Shares of Common Stock

This is an initial public offering of 1,500,000 shares of common stock of JED Oil Inc. No public market currently exists for our common stock. We anticipate that the initial public offering price will be $5.50 per share.

We have applied to list our common stock for quotation on the American Stock Exchange under the proposed symbol "JED."

Holders of 7,600,000 shares of our Series A Convertible Preferred Stock may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of this prospectus. The common stock issuable upon such conversion is also being registered by this prospectus.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any states securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$ 5.50	$8,250,000
Underwriting discount and commissions	$ 0.44	$ 660,000
Proceeds to JED Oil Inc. before offering expenses	$ 5.06	$7,590,000

We have also granted the underwriter a 45 day overallotment option to purchase an additional 225,000 Common Shares from us at the initial public offering price less the underwriting discounts.

The underwriter is offering the shares on a firm commitment basis and expects to deliver the shares against payment on or about __________, 2004.

Gilford Securities Incorporated

_____________, 2004

TABLE OF CONTENTS
Prospectus Summary	3
Risk Factors	5
Special Note Regarding Forward-Looking Statements	12
Use of Proceeds	12
Dividend Policy	12
Capitalization	13
Dilution	14
Selected Financial Information	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	16
Business	20
Management	25
Stock Ownership of Management and Principal Stockholders	31
Related Party Transactions	32
Description of Securities	32
Income Tax Considerations	32
Underwriting	40
Legal Matters	42
Experts	42
Additional Information	42
Index to Financial Statements	43

You may rely only on the information contained in this prospectus. Neither we nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriter is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Until _____ 2004 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Currency Information

All financial statements and financial information set forth in this prospectus are provided in U.S. dollars.

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriter does not exercise its overallotment option and further assumes that all 7,600,000 outstanding shares of our Series A Convertible Preferred Stock are converted into an equal number of shares of common stock on the effective date of the offering pursuant to the conversion provisions of the Series A Convertible Preferred Stock.

JED Oil Inc.

General

We were formed as an Alberta, Canada corporation on September 3, 2003. We are an oil and natural gas company and anticipate commencement of commercial operations in early 2004. We seek to develop and operate oil and natural gas properties primarily in western Canada. We do not anticipate direct property acquisitions but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the cost of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from a 50% to a 75% net interest. Such arrangements are commonly referred to as "farm-ins."

Our executive offices are located at Suite 2600, 500 – 4th Avenue S.W. Calgary, Alberta, Canada T2P 2V6 and our telephone number is (403) 537-3250. Our website address is www.jedoil.com. Information contained on our website does not constitute a part of this prospectus.

The Offering
Securities outstanding prior to this offering	7,600,000 shares of Series A Convertible Preferred Stock (1)
Common stock offered	1,500,000 shares
Common stock to be outstanding after the offering	9,100,000 shares (1)
Use of Proceeds	We expect to use proceeds of the offering for oil and natural gas development.
Risk Factors	Please read "Risk Factors" for a discussion of factors you should consider before investing in our common stock.
Proposed American Stock Exchange symbol	"JED"

(1) Holders of our 7,600,000 shares of Series A Convertible Preferred Stock may elect to convert their shares into 7,600,000 shares of common stock during the 10 day period following the date of this prospectus. Issuance of the common stock upon such conversion is being registered by this prospectus. All of these shares of common stock will be freely tradable except for those subject to 13-month lockup agreements with the underwriter. We will not receive any proceeds from the issuance of the common stock upon conversion.

Summary Financial Information

The following tables present selected historical financial data for JED Oil Inc. derived from our financial statements which are prepared in accordance with Canadian generally accepted accounting principals ("GAAP"). No adjustments are required to conform this financial data to U.S. GAAP. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statements of Operations Information:
Period from September 3, 2003 (date of inception) to November 30, 2003
Statements of Operations Information:
Revenues - interest	$ 28,015
General and administrative expenses	53,205
Foreign exchange loss	242,346
Total expenses	295,551
Net loss	$ (267,536)
Net loss per share (1)	$ (0.17)
Weighted average shares outstanding: Basic and diluted (1)	1,529,388

(1) No shares of common stock were outstanding as of November 30, 2003. Loss per share has been calculated assuming that all Series A Convertible Preferred Stock outstanding is converted to common stock.

The following table summarizes our balance sheet as of November 30, 2003. The column labeled "Pro forma" assumes the conversion of our outstanding Series A Convertible Preferred Stock into common stock as of the date of this prospectus. The column labeled "Pro forma as adjusted" reflects the receipt of estimated net proceeds from the sale of 1,500,000 shares of common stock at an assumed initial public offering price of $5.50 per share, after deducting underwriting discounts and estimated expenses.

Balance Sheet Information:
November 30, 2003
	Actual	Pro forma	Pro forma as adjusted
Total assets	$ 17,551,173	$ 17,551,173	$ 24,398,673
Total liabilities	$ 61,895	$ 61,895	$ 61,895
Working capital	$ 17,489,278	$ 17,489,278	$ 24,336,778
Series A Convertible Preferred Stock	$ 17,486,198	$ -	$ -
Total stockholders’ equity	$ 17,489,278	$ 17,489,278	$ 24,336,778

Risk Factors

An investment in our common stock involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the risks described below develop into actual events, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Company and the Oil and Natural Gas Industry

Our future performance is difficult to evaluate because we have a limited operating history and do not own or have development agreements for any oil or natural gas properties.

We began operations on September 3, 2003 and have a limited operating and financial history. As a result, there is little historical financial and operating information available to help you evaluate our performance or an investment in our common stock. As we do not own or have development agreements for any oil or natural gas properties, you will be unable to independently evaluate properties we will be developing before you make an investment in our common stock.

Potential conflicts of interest may cause us to enter into less favorable agreements than we might have obtained from third parties.

Some of our directors are also directors or executive officers of other oil and natural gas companies, which may from time to time compete with us for farm-ins, working interest partners, or property acquisitions. We also may seek to negotiate farm-in agreements or working interest agreements with companies whose boards of directors include individuals who are directors or executive officers of our company. We follow the provisions of the Business Corporations Act (Alberta) which requires that a director that has an interest in a contract or proposed contract or agreement shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement. Nevertheless, we may enter into agreements with such other companies that are not as favorable as that which we might have obtained from unrelated third parties.

We may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Our future capital requirements depend on many factors, including the amount of property under development and our profitability. To the extent that the funds generated by this offering and future operations are insufficient to fund operating and capital requirements, we may need to raise additional funds through financings or curtail our growth and reduce our development activity. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our stockholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered hereby. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

Estimates of future cash flows may prove to be inaccurate, resulting in a reduction of our working capital.

Estimates of future net cash flows from interests we may develop in oil and natural gas reserves, prepared by independent engineers, will be based upon estimates of oil and natural gas reserves and the percentage of those reserves which can be recovered and produced with current technology. These estimates will include assumptions as to the prices received for the sale of oil and natural gas. Any one or all of those estimates may be inaccurate, which could materially affect resulting future net cash flows and working capital.

As a Canadian oil and natural gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars.

The price we may receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Because our financial results are expressed in U.S. dollars, fluctuations in the exchange rate between the U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, our operating costs will decline and when the value of the U.S. dollar declines, our operating costs will increase.

We depend on our executive officers for critical management decisions and industry contacts but have no employment agreements or key person insurance with these individuals.

We are dependent upon the continued services of our executive officers. We do not have employment agreements with any of these individuals and do not carry key person insurance on their lives. The loss of the services of any of our executive officers, through incapacity or otherwise, could have a material adverse effect on our business and would require us to seek and retain other qualified personnel.

A substantial or extended decline in oil and natural gas prices could adversely affect our business, financial condition and results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

  changes in global supply and demand for oil and natural gas;
  the actions of the Organization of Petroleum Exporting Countries, or OPEC;
  the price and quantity of imports of foreign oil and natural gas in Canada and the political conditions, including embargoes, which affect other oil-producing activities; the level of global oil and natural gas exploration and production activity;
  the level of global oil and natural gas inventories;
  weather conditions affecting energy consumption;
  the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

  Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

We do not anticipate direct property acquisitions, but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the costs of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Our future success will depend on our ability to identify and negotiate such development and production opportunities. Oil and natural gas development and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

  delays imposed by or resulting from compliance with regulatory requirements;
  pressure or irregularities in geological formations;
  equipment failures or accidents;
  adverse weather conditions;
  reductions in oil and natural gas prices;
  title problems; and
  limitations in the market for oil and natural gas.

Properties that we farm–in on may not produce as projected, and we may be unable to identify liabilities associated with the properties.

  Our business strategy includes financing development of oil and natural gas projects on the properties of others which we refer to as "farm-ins." The successful development of these properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

  the amount of recoverable oil and natural gas reserves;
  future oil and natural gas prices;
  estimates of future Canadian Crown and other royalties;
  estimates of operating costs;
  estimates of development costs;
  estimates of the costs and timing of plugging and abandoning wells; and
  potential environmental and other liabilities.

  Our assessment may not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of any interests we have in oil and natural gas properties.

Accounting rules require that we review periodically for possible impairment the carrying value of the oil and natural gas properties we develop. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write-down the carrying value of any oil and natural gas interests we develop. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period taken.

  Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

 The process of estimating oil and natural gas reserves that we may locate in the future is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of such reserves.

  In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process will also require economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

 Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of such reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of development activities, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Development agreements we enter in to may not yield oil or natural gas in commercially viable quantities.

 We are unable to predict in advance of drilling and testing whether any particular development project will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the conclusions we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

 We may incur substantial losses and be subject to substantial liability claims as a result of any future oil and natural gas operations.

 We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas development and production activities will be subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;
  abnormally pressured formations;
  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;
  fires and explosions;
  personal injuries and death; and
  natural disasters.

  Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

  Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

  Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market.

  We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

 Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

  discharge permits for drilling operations;
  drilling bonds;
  the spacing of wells;
  unitization and pooling of properties; and
  taxation.

  Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

  Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

 Our oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities, and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition as well. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed.

 The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our development plans on a timely basis and within our budget.

  Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

  Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

 We operate in a highly competitive environment for developing properties, marketing of oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

Risks Related to Our Common Stock and the Offering

There is no public market for our common stock and therefore you cannot be certain that an active trading market will be established or that our common stock will trade above the offering price.

Currently there is no public trading market for our common stock. An active trading market may not develop or continue upon completion of this offering and the market price of our common stock may decline below the initial public offering price.

Public investors will suffer immediate and substantial dilution as a result of this offering.

The initial public offering price per share of common stock is significantly higher than our pro forma net tangible book value per share after completion of the offering assuming conversion of the Series A Convertible Preferred Stock into common stock. Accordingly, if you purchase common stock in this offering, you will suffer an immediate and substantial dilution of your investment. Based upon the issuance and sale of 1,500,000 shares of common stock at an assumed initial public offering price of $5.50 per share and assuming conversion of all shares of Series A Convertible Preferred Stock into common stock, you will incur immediate dilution of approximately $1.68 in the net tangible book value per share of common stock purchased in this offering.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions and may result in a lower trading price for our common stock than if ownership of our common stock was less concentrated.

Upon completion of this offering, and assuming conversion of all shares of Series A Convertible Preferred Stock into common stock, our executive officers, directors and principal stockholders will beneficially own, in total, approximately 33% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets and other corporate transactions. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders. For example, our officers, directors and principal stockholders could delay or prevent an acquisition or merger even if the transaction would benefit other stockholders. In addition, this significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

The large number of shares eligible for public sale after this offering could cause our stock price to decline.

This prospectus also covers 7,600,000 shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock. Accordingly, upon such conversion our stockholders will be able to sell all of the shares issued into the public market in the near future. Sales of a substantial number of these shares of common stock after this offering could significantly reduce the market price of our common stock. We also intend to register all common stock that we may issue under our Stock Option Plan so that these shares can also be freely sold in the public market. Sales of a substantial number of these shares of common stock after this offering could also significantly reduce the market price of our common stock.

Since we are a Canadian company and most of our assets and key personnel are located in Canada, you may not be able to enforce a U.S. judgment for claims you may bring against us, our assets, our key personnel or many of the experts named in this prospectus.

We have been organized under the laws of Alberta, Canada and all of our assets are located outside the U.S. In addition, a majority of the members of our Board of Directors and our officers and many of the experts named in this prospectus are residents of countries other than the U.S. As a result, it may be impossible for you to effect service of process upon us or these individuals within the U.S. or to enforce any judgments in civil and commercial matters, including judgments under U.S. federal securities laws. In addition, a Canadian court may not permit you to bring an original action in Canada or to enforce in Canada a judgment of a U.S. court based upon civil liability provisions of the U.S. federal securities laws.

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in "Risk Factors" and elsewhere in this prospectus and include but are not limited to:

  fluctuations in worldwide prices of oil and natural gas and demand for oil and natural gas;

  fluctuations in levels of oil and natural gas development activities;

  the existence of competitors, technological changes and developments in the industry;

  the existence of operating risks and hazards inherent in the industry;

  the existence of regulatory uncertainties;

  possible insufficient liquidity to meet development plans; and

  general economic conditions.

These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We estimate that our net proceeds from the offering after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $6,847,500. The underwriter’s overallotment option provides for the issuance of up to 225,000 shares for additional net proceeds of $1,027,125. We intend to use all of the net proceeds of the offering and any proceeds from the exercise of the underwriter’s overallotment option for oil and natural gas development.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings to finance the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

Capitalization

The following table sets forth our capitalization as of November 30, 2003. Our capitalization is presented:

  on an actual basis;

  on a pro forma basis to reflect the conversion of our Series A Convertible Preferred Stock into common stock; and

  on a pro forma as adjusted basis to reflect the sale of 1,500,000 shares of common stock offered by us at $5.50 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us.

You should read this table together with "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements and notes thereto appearing elsewhere in this prospectus.
	As of November 30, 2003
	Actual	Pro forma	Pro forma As adjusted
Stockholders’ equity:
Series A Convertible Preferred Stock, no par value: 8,000,000 authorized, 6,363,904 issued and outstanding (actual), no shares outstanding (pro forma and pro forma as adjusted)	$ 17,486,198	$ --	$ --
Common Stock, no par value: unlimited shares authorized, none issued and outstanding (actual), 6,363,904 issued and outstanding (pro forma) and 7,863,904 issued and outstanding (pro forma as adjusted)		17,486,198	24,333,698
Deficit	(267,536)	(267,536)	(267,536)
Cumulative translation adjustment	270,616	270,616	270,616
Total stockholders’ equity	17,489,278	17,489,278	24,336,778
Total capitalization	$ 17,489,278	$ 17,489,278	$ 24,336,778

The information provided above does not include the following:

  625,000 shares of common stock issuable upon exercise of outstanding employee stock options granted in December 2003;

  225,000 shares of common stock issuable on exercise of the underwriter’s overallotment option; and

  exercise of the underwriter’s common stock purchase warrants to purchase up to 10% of the shares sold in this offering, excluding any exercise of the overallotment option, at an exercise price equal to 120% of the offering price;  and

  1,236,096 shares of Series A Convertible Preferred Stock issued in December 2003.

Dilution

Our pro forma net tangible book value as of November 30, 2003 was $17,489,278, or $2.75 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities, divided by the pro forma total number of shares of common stock outstanding at such date and assumes the conversion of all 6,363,904 outstanding shares of Series A Convertible Preferred Stock that were outstanding on November 30, 2003 into shares of common stock as of the effective date of this offering. The dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately following this offering.

After giving effect to the sale of the shares of common stock offered by us at $5.50 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of November 30, 2003 would have been approximately $24,336,778 or $3.82 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.07 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $1.68 per share to new investors purchasing shares in this offering.

The following table illustrates the dilution in pro forma net tangible book value per share to new investors.
Public offering price per share		$ 5.50
Pro forma net tangible book value as of November 30, 2003	$2.75
Increase per share resulting from this offering	1.07
Pro forma net tangible book value after the offering		3.82
Dilution per share to new investors in this offering		$1.68

The following table summarizes on a pro forma basis as of November 30, 2003, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and estimated offering expenses:

	Shares purchased		Total consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	6,363,904	81%	$ 17,486,198	68%	$ 2.75
New investors	1,500,000	19%	8,250,000	32%	$ 5.50
Total	7,863,904	100%	$ 25,736,197	100%

The information for existing stockholders in the table above:

  assumes the conversion of all 6,363,904 shares of Series A Convertible Preferred Stock that were outstanding on November 30, 2003 into 6,363,904 shares of common stock;

  excludes shares issuable upon exercise of outstanding stock options or warrants and exercise of the underwriter’s overallotment option; and

  excludes 1,236,096 shares of Series A Convertible Preferred Stock issued in December 2003.

Selected Financial Information

The following tables present selected historical financial data for JED Oil Inc. derived from our financial statements which are prepared in accordance with Canadian generally accepted accounting principals ("GAAP"). No adjustments are required to conform this financial data to U.S. GAAP. The following selected financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus. The statement of operations data set forth below with respect to the period from inception (September 3, 2003) to November 30, 2003 and the balance sheet data as of November 30, 2003 are derived from, and are referenced to, our audited financial statements included elsewhere in this prospectus.

Statements of Operations Information:
Period from September 3, 2003 (date of inception) to November 30, 2003
Statements of Operations Information:
Revenues - interest	$ 28,015
General and administrative expenses	53,205
Foreign exchange loss	242,346
Total expenses	295,551
Net loss	$ (267,536)
Net loss per share (1)	$ (0.17)
Weighted average shares outstanding: Basic and diluted (1)	1,529,388

(1) No shares of common stock were outstanding as of November 30, 2003. Loss per share has been calculated assuming that all Series A Convertible Preferred Stock outstanding was converted to common stock.

Balance Sheet Information:
November 30, 2003
Total assets	$ 17,551,173
Total liabilities	$ 61,895
Working capital	$ 17,489,278
Series A Convertible Preferred Stock	$ 17,486,198
Total stockholders’ equity	$ 17,489,278

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with our financial statements and the notes thereto and other financial information appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in "Risk Factors" and elsewhere in this prospectus.

Introduction

JED Oil Inc. was incorporated under the laws of the Province of Alberta, Canada on September 3, 2003. We are a development stage oil and natural gas company that seeks to develop and operate oil and natural gas properties primarily in western Canada. Since inception our activities have centered on acquisition of equity capital and identification of key employees. We do not yet own, nor do we have agreements for the development of, any oil or natural gas properties. We expect to commence commercial operations in the first quarter of 2004.

Results of Operations

Period from inception (September 3, 2003) to November 30, 2003

Since inception we have incurred a net loss from operations of $267,536. We have earned $28,105 in interest income for the period. General and administrative expenses were $53,205. Theses expenses consisted principally of salaries, legal and consulting expenses associated with incorporation and organizational matters. We realized a $242,346 foreign exchange loss for the period due to our U.S. currency translation adjustments and the increasing value of the Canadian dollar to the U.S. dollar.

Liquidity and Capital Resources

At November 30, 2003, we had $12,785,135 in cash. Since our inception, we have financed our operating cash flow needs through a private offering of equity securities. Cash utilized in operating activities was $110,533 for the period from inception (September 3, 2003) to November 30, 2003. The use of cash was attributable to the net loss for the period of $267,536 reduced by the unrealized foreign exchange loss of $242,346 and accrued and unpaid expenses of $61,895 which did not use cash and offset by accounts receivable and prepaid expenses totaling $147,238.

Cash provided by financing activities was $17,486,198for the period from inception (September 3, 2003) to November 30, 2003 and was attributable to a private placement of Series A Convertible Preferred Stock.

Cash utilized in investing activities was $4,618,800 for the period from inception (September 3, 2003) to November 30, 2003 and was attributable to a short-term loan to the developer of a property that was being evaluated as a farm-in opportunity.

Private Placement

As of November 30, 2003 6,363,904 shares of Series A Convertible Preferred Stock were issued for $2.75 per share or total gross consideration of $17,500,736. In December 2003 an additional 1,236,096 shares of Series A Convertible Preferred Stock were issued at $2.75 per share for a total of 7,600,000 shares. The Series A Convertible Preferred Stock is voting, carries no dividend and may be converted into an equal number of shares of common stock during the ten day period commencing upon the date of this prospectus.

Loan Receivable

On October 29, 2003, we entered into a Loan Agreement with an oil and gas company whereby we loaned the borrower a total of $4,618,800 for drilling operations. The terms of the agreement call for interest calculated at Canadian prime lending rate plus 1% and is secured by a floating charge debenture on the assets of the borrower. The loan is due and payable on March 1, 2004 and is classified as a current asset on the balance sheet. The borrower was developing a property that was being evaluated as a potential farm-in opportunity and we advanced the funds as a means of preserving the opportunity. It was subsequently determined that the farm-in potential did not meet our criteria. We do not expect to make similar loans to other farm-in candidates in the future.

Stock Based Compensation

In December 2001, the CICA issued Handbook Section 3870, Stock-Based Compensation and other Stock-Based Payment, which requires fair value accounting for all stock-based payments to non-employees, and for employee awards that are direct awards of stock, or call for settlement in cash or other assets, and for stock appreciation rights. For all other employee awards, the present standard allows disclosure of pro forma net income and pro forma earnings per share as if the fair value based accounting method had been applied and not recognizing the expense in the income statement. In December 2002, the CICA amended Handbook Section 3870 to require recognition of expenses for all employee stock-based compensation transactions for fiscal years beginning on or after January 1, 2004. We have early adopted the recommendations of the amended Handbook section for stock option grants issued during our 2003 fiscal year.

Critical Accounting Policies

We will follow the full cost method of accounting for oil and natural gas properties and equipment whereby we capitalize all costs relating to our acquisition of, exploration for and development of oil and natural gas reserves. Our financial condition and results of operations will be sensitive to, and may be adversely affected by, a number of subjective or complex judgments relating to methods, assumptions or estimates required under the full cost method of accounting concerning the effect of matters that are inherently uncertain. For example:

(i) Capitalized costs under the full cost method are generally depleted and depreciated using the unit-of-production method, based on estimated proved oil and natural gas reserves as determined by independent engineers. In addition, and consistent with Handbook Section 3063, the capital costs included in a cost centre are tested at each balance sheet date for impairment. An impairment of a cost centre is recognized when its carrying amount is greater than its undiscounted future cash flows. An impaired cost centre is written down to its fair value based on the present value of expected future cash flows. For purposes of measuring impairment, future cash flows are determined using expected future prices and  both proved and some portion of probable reserves. The present value of expected cash flows incorporates all risks and uncertainties and reflects discounting at the risk-free rate of interest. Should this comparison indicate an excess carrying value, a write-down would be recorded. To economically evaluate our future proved oil and natural gas reserves, if any, these independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional and the CICA and SEC guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our consolidated financial condition and results of operations would be affected. For example, we would have lower revenues and net profits (or higher net losses) in the event the revised assumptions, estimates and judgments resulted in lower reserve estimates, since our depletion and depreciation rate would then be higher and it might also result in a write-down under the ceiling test. Similarly, we would have higher revenues and net profits (or lower net losses) in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates.

(ii) Our management will periodically assess the carrying values of unproved properties, if any, to ascertain whether any impairment in value has occurred. This assessment typically includes a determination of the anticipated future net cash flows based upon reserve potential and independent appraisal where warranted. Impairment is recorded if this assessment indicates the future potential net cash flows are less than the capitalized costs. Were our management to use differing assumptions, estimates and judgments, then our financial condition and results of operations would be affected. For example, we would have lower net profits (or higher net losses) in the event the revised assumptions, estimates and judgments resulted in increased impairment expense.

Qualitative and Quantitative Disclosures about Market and Credit Risk

We are be exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We intend to manage our operations in a manner intended to minimize our exposure to such market risks.

Credit Risk

Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. A substantial portion of our accounts receivable are expected to be with customers in the energy industry and are subject to normal industry credit risk. We intend to assess the financial strength of our customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

Market Risk

We are exposed to market risk from changes in currency exchange rates and interest rates. As a Canadian oil and natural gas company, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars. The price we will receive for oil and natural gas production is based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. However, we will pay our operating expenses, drilling expenses and general overhead expenses in Canadian dollars. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we receive higher revenue and when the value of the U.S. dollar declines, we receive lower revenue on the same amount of production sold at the same prices.

Interest Rate Risk

Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates. At November 30, 2003 we had no indebtedness.

Contractual Obligations and Commitments

As of November 30, 2003 we have no contractual obligations or commercial commitments.

New Accounting Pronouncements

In December 2001, the CICA issued Accounting Guideline 13, "Hedging Relationships." This guideline establishes certain conditions under which hedge accounting may be applied and is effective for fiscal years beginning on or after July 1, 2003. We will adopt these guidelines when we commence commercial operations in 2004.

In September 2002, the CICA approved Section 3063, "Impairment of Long-Lived Assets." This standard establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets, and applies to long-lived assets held for use. An impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. We will adopt this standard when we commence commercial operations in 2004.

In December 2002, the CICA approved Section 3110, "Asset Retirement Obligations." This standard requires liability recognition for retirement obligations associated with our property, plant and equipment. These obligations are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until we expect to settle the retirement obligation. This standard is effective for fiscal years beginning on or after January 1, 2004. We will adopt this standard.

In June 2001, the US Financial Accounting Standards Board which we refer to as the "FASB" issued Statement No. 143, "Accounting for Asset Retirement Obligations." This standard requires liability recognition for retirement obligations associated with our property, plant and equipment. These obligations are initially measured at fair value, which is the discounted future value of the liability. This fair value is capitalized as part of the cost of the related asset and amortized to expense over its useful life. The liability accretes until we expect to settle the retirement obligation. We will adopt this standard when we commence commercial operations in 2004.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This standard elaborates on the disclosures we must make about our obligations under certain guarantees that we have issued. It also requires us to recognize, at the inception of a guarantee, a liability for the fair value of the obligations we have undertaken in issuing the guarantee. The initial recognition and initial measurement provisions are to be applied only to guarantees issued or modified after December 31, 2002. We have adopted this standard.

In January 2003, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This standard has no material impact on us. There is no plan to adopt the fair-value method of accounting for stock options at the current time. We plan to adopt the "fair value" method of accounting for stock options at such time as the Stock Option Plan is approved by our shareholders.

In February 2003, the CICA issued Accounting Guideline 14, "Disclosure of Guarantees" (AcG-14). AcG-14 elaborates on the disclosures required with respect to the obligations as a result of issuing guarantees. The disclosure requirements are effective for interim and annual periods beginning on or after January 1, 2003. FASB Interpretation No. 45, "Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others," is the US equivalent of AcG-14.

Business

Our Business

JED Oil Inc. was formed on September 3, 2003. We are an oil and natural gas company and anticipate commencement of commercial operations in early 2004. We seek to develop and operate oil and natural gas properties primarily in western Canada.

We do not anticipate direct property acquisitions, but rather intend to develop the oil and natural gas properties of others under arrangements in which we will finance the costs of development drilling in exchange for interests in the oil or natural gas revenue generated by the properties, generally ranging from 50% to 75%. Such arrangements are commonly referred to as "farm-ins." Development wells are wells drilled for oil or natural gas within or in close proximity to a proven field.

The size of the projects we intend to farm-in are limited by our ability to finance the costs of development.  Our intention is to enter into development agreements where production could commence within two to four weeks from commencement of drilling, depending on proximity to established pipelines and other infrastructure.  Once a well is revenue generating we expect that we will be able to utilize the production from that well to obtain debt financing and reducing the total capital requirement of the project.

 On October 29, 2003 we advanced $4,618,800 to the owner of a property we were evaluating as a potential farm-in project in order to preserve the opportunity.  The loan is fully secured, interest bearing and due March 1, 2004. We subsequently determined that the farm-in potential did not meet our criteria.  We do not expect to make similar loans to other farm-in candidates in the future.

Generally, the properties that we would be interested in developing will meet the following criteria:

Low Risk Development Projects

We intend to concentrate our efforts on oil and natural gas properties that offer opportunities for low risk development. Typical examples of low risk developments are the drilling of infield and step-out wells, the installation of central facilities to handle higher production volumes and the completion of other productive zones within existing wells. Infield and step-out wells are those wells that are drilled either in between or on the outside edge of nearby producing wells.

Consolidation of Adjacent Assets

We seek development opportunities on lands that are in close proximity to producing fields. These close-in opportunities create the ability to reduce operating costs by consolidating facilities. Moreover, drilling costs are lower when wells are drilled as part of a multi-well program, due to reduced rig moving costs and other efficiencies.

Emphasis on Development Drilling

We intend to concentrate our drilling activities on low risk development wells located in or near established core production areas. This strategy should help to reduce risk and costs, and enable new wells to produce more quickly. We do not expect to engage in exploratory drilling.

Use of Seismic and Other Data in Site Selection

We intend to use the analysis of seismic data, including three-dimensional seismic information, whenever its use is appropriate for the geology and is cost effective, to further minimize drilling risk. We also intend to use information from adjacent wells, including petrophysical data, production records and completion data to help reduce our risk and costs.

Selection of Properties

We intend to select properties for development where we believe we can become the operator and that offer us the opportunity to reduce operating costs and maximize economies of scale, thereby improving operating profitability. Other considerations include identifying areas of moderate drilling costs, multi-zone potential, year round accessibility and good oil and natural gas plant and pipeline infrastructure.

Oil and Natural Gas Properties

We do not own, nor do we have agreements for the development of, any oil or natural gas properties.

Employees

On the date of this prospectus we had 4 full time employees and consultants.

Competition

The petroleum industry is highly competitive. We will compete with numerous other participants in the development of oil and natural gas leases and properties, and the recruitment of employees. Competitors will include oil and natural gas companies that have greater financial resources, staff and facilities than we have. Our ability to generate revenues will depend on our ability to identify suitable properties for development. We will also compete with numerous other companies in the marketing of oil and natural gas. Competitive factors in the distribution and marketing of oil and natural gas include price, methods and reliability of delivery.

Government Regulation in Canada

The oil and natural gas industry is subject to extensive controls and regulations governing its operations, including land tenure, exploration, development, production, refining, transportation and marketing, imposed by legislation enacted by various levels of government and with respect to pricing and taxation of oil and natural gas by agreements throughout the governments of Canada, Alberta, Saskatchewan and British Columbia, all of which should be carefully considered by investors in the Canadian oil and natural gas industry. It is not expected that any of these controls or regulations will affect our operations in a manner materially different from how they would affect other oil and natural gas companies of similar size operating in western Canada. All current legislation is a matter of public record and we are unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and natural gas industry in Canada.

Pricing and Marketing — Oil and Natural Gas

Oil and natural gas are commodities whose prices are determined based on world demand, supply and other factors, all of which are beyond our control. World prices for oil and natural gas have fluctuated widely in recent years. Any material decline in prices could result in a reduction of net production revenue. Certain wells or other projects may become uneconomic as a result of a decline in world oil prices and natural gas prices. We might also elect not to produce from certain wells at lower prices. All of these factors could result in a material decrease in our future net production revenue, causing a reduction in oil and gas acquisition and development activities.

Bank credit available to us will be in part determined by our borrowing base. A sustained material decline in prices from historical average prices could limit Jour borrowing base, therefore, reducing any bank credit available to us, and could require that a portion of any future bank debt be repaid.

We must also successfully market its oil and natural gas to prospective buyers. The marketability and price of oil and natural gas which may be acquired or discovered by us will be affected by numerous factors beyond our control. We will be affected by the differential between the price paid by refiners for light quality oil and the grades of oil produced by us. Our ability to market our natural gas may depend upon our ability to acquire space on pipelines which deliver natural gas to commercial markets. We will also likely be affected by the proximity of our reserves to pipelines and processing facilities and operational problems with such pipelines and facilities. We will also be affected by extensive government regulation relating to price, taxes, royalties, land tenure, allowable production, the export of oil and natural gas and many other aspects of the oil and natural gas business. We have limited direct experience in the marketing of oil and natural gas.

The producers of oil are entitled to negotiate sales contracts directly with oil purchasers, with the result that the market determines the price of oil. Such price depends in part on oil quality, prices of competing oils, distance to market, the value of refined products and the supply/demand balance. Oil exporters are also entitled to enter into export contracts with terms not exceeding one year in the case of light crude oil and two years in the case of heavy crude oil, provided that an order approving such export has been obtained from the National Energy Board of Canada, or NEB. Any oil export to be made pursuant to a contract of longer duration, to a maximum of 25 years, requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council. In addition, the prorationing of capacity on the interprovincial pipeline systems continues to limit oil exports. Exporters are free to negotiate prices with purchasers, provided that the export contracts meet certain criteria prescribed by the NEB and the government of Canada. Natural gas exports for a term of less than twenty years and in quantities of not more than 30,000 cubic meters (188,786 barrels) per day must be made pursuant to an NEB order.

The governments of British Columbia and Alberta also regulate the volume of natural gas that may be removed from those provinces for consumption elsewhere based on such factors as reserve ability, transportation arrangements and market considerations.

Provincial Royalties and Incentives

Each Canadian province has legislation and regulations which govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production. Royalties payable on production from lands other than government owned (federal or provincial) "Crown lands" are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays and tax credits, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing oil reserves in Alberta. Oil produced from horizontal extensions commenced at least five years after the well was originally drilled may also qualify for a royalty reduction. A 24-month, 50,400 barrel exemption is available for production from a well that has not produced for a 12-month period, if resuming production after February 1, 1993. Also, oil production from eligible new field and new pool wells and deeper pool test wells started or deepened after September 30, 1992 is entitled to a 12-month royalty exemption (to a maximum of $750,000). Oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

The Alberta government has also introduced a Third Tier Royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new Crown oil royalty has a base rate of 10% and a rate cap of 30%. The old Crown oil royalty has a base rate of 10% and a rate cap of 35%.

In the Province of Alberta, the Crown royalty in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells started or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells started or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

In the Province of Alberta, a producer of oil or natural gas is entitled to a credit against Crown royalties by virtue of the Alberta Royalty Tax Credit, or ARTC program. The ARTC rate is based on a price sensitive formula and the ARTC rate varies between 75% at prices at and below $76 per thousand cubic meters and 25% at prices at and above $160 per thousand cubic meters. The ARTC rate is applied to a maximum of $1,520,000 of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from a corporation claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate will be established quarterly based on the average "par price," as determined by the Alberta Department of Energy for the previous quarterly period.

Land Tenure

Crude oil and natural gas located in the western Canadian provinces are owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms of at least two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

Environmental Regulation

The oil and natural gas industry is currently subject to environmental regulations pursuant to a variety of Canadian provincial and federal legislation. Such legislation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and natural gas industry operations. In addition, such legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.

Environmental legislation in the Province of Alberta has been consolidated into the Environmental Protection and Enhancement Act, or "EPEA," which was enacted on September 1, 1993. The EPEA imposes strict environmental standards, requires stringent compliance, reporting and monitoring obligations and significant penalties for violations. We are committed to meeting our responsibilities to protect the environment wherever we operate and anticipate making increased expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. We will be taking such steps as required to ensure compliance with the EPEA and similar legislation in other jurisdictions in which we operate. We will conduct our operations to be in compliance with applicable environmental laws and regulations. We also believe that it is reasonably likely that the trend towards stricter standards in environmental legislation and regulation will continue.

Facilities

We currently sublease approximately 7,800 square feet of office space on a month-to-month basis at Suite 2600, 500 - 4th Avenue S.W. in Calgary, Alberta, from Enterra Energy Trust, an affiliated company. See "Related Party Transactions." The lease rental is currently $17,500 per month.

Management

Our directors and executive officers are:

Name	Age	Positions
Reg J. Greenslade	40	Chairman, Chief Executive Officer and Director
Thomas J. Jacobsen	69	President, Chief Operating Officer and Director
Bruce A. Stewart	38	Chief Financial Officer and Corporate Secretary
Thomas N. Dirks	62	Vice President, Exploration
James F. Dinning	51	Director
Ludwig (Louie) Gierstorfer	57	Director
Randall M. Gates	51	Nominee Director

Reg J. Greenslade. Mr. Greenslade became our Chairman, Chief Executive Officer and Director in September 2003. Previously, Mr. Greenslade was President, CEO and Director of Enterra Energy Corp from the fall of 2001 until November 2003 and continues as Chairman of Enterra Energy Trust. Enterra Energy Corp. was formed by the combination of Big Horn Resources Ltd. and Westlinks Resources Ltd in the fall of 2001. From 1995 until the formation of Enterra, Mr. Greenslade was the President, CEO and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Mr. Greenslade was employed by Saskatchewan Oil and Gas Corporation in the capacities of project management, production, and reservoir engineering. He has extensive experience with secondary recovery schemes and is recognized for his work in the specialized field of horizontal well technology.

Thomas J. Jacobsen. Mr. Jacobsen became our President, Chief Operating Officer and Director in September 2003. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra Energy Trust, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra Energy Corp.’s Chief Operating Officer in February 2002 and resigned in November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President and Chief Operating Officer of Americom Resources Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November, 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993. Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Services Inc., a company previously listed on the Canadian Venture Exchange. Niaski’s proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001.

Bruce A. Stewart. Mr. Stewart joined us as Chief Financial Officer and Corporate Secretary in October 2003. Mr. Stewart was previously employed at Purcell Energy Ltd. as Controller from August 2001 to September 2003. Previously, Mr. Stewart was employed from April 2001 to July 2001 as Chief Financial Officer, Treasurer and Corporate Secretary of Westlinks Resources Ltd., a predecessor of Enterra Energy Trust. Prior to joining Westlinks, Mr. Stewart was Controller of VISTA Midstream Solutions Ltd., a privately held company specializing in the gathering and processing of natural gas. He was Controller of Calahoo Petroleum Ltd., an oil and gas company listed on the Toronto Stock Exchange, from 1998 to 2000 and prior to that was employed by Novagas Canada Ltd., a NOVA Corporation subsidiary. Mr. Stewart received his Certified Management Accountant designation in 1991.

Thomas N. Dirks. Mr. Dirks has agreed to become our Vice President, Exploration in January 2004. He was Enterra Energy Corp.’s Vice President of Exploration from June 2002 to November 2003, when he assumed the same position with Enterra Energy Trust. Mr. Dirks has been working as a Geologist in the U.S. and Canada since 1968. He co-founded Exalta Petroleums Ltd. in 1976. Exalta became a wholly-owned subsidiary of Brinco Limited in 1979. Mr. Dirks was Executive Vice President of Brinco until 1982. Between 1982 and 1992, Mr. Dirks was President of Equine Resources Ltd., Laredo Petroleums Ltd. and Pedco Energy, all Vancouver publicly listed companies. From 1992 until his employment with Enterra, Mr. Dirks was employed as a geological consultant for various exploration companies.

James F. Dinning. Mr. Dinning was appointed to our Board of Directors in December 2003. He currently serves as executive vice-president, TransAlta Corporation. Prior to joining TransAlta in 1997, Mr. Dinning held several key positions during his 11 years as a member of the legislative assembly in Alberta. Of note is Mr. Dinning’s service as Provincial Treasurer from 1992 to 1997. He also served as Alberta’s minister of education (1988-92) and Minister of Community & Occupational Health (1986-88). Mr. Dinning received a Bachelor of Commerce honors degree from Queens University in 1974 and a Masters degree in Public Administration from Queens University in 1977. He received an honorary Doctor of Laws degree from the University of Calgary in 2002. Mr. Dinning is a director on the boards of Finning International Inc. and Shaw Communications Inc. He is the chairman of the Canadian Clean Power Coalition and serves on the boards of the Alberta Energy Research Institute and The Banff Centre. Mr. Dinning served as the chair of the Calgary Health Region from 1999 to 2001.

Ludwig (Louie) Gierstorfer. Mr. Gierstorfer was appointed to our Board of Directors in September 2003. Most recently, he served as Chief Executive Officer, President and Director of Pirate Drilling Inc., a privately held drilling services company, from 1981 to 2000 when its assets were sold to the Ensign Group. During his tenure at Pirate Drilling, he also was Chief Executive Officer, President and Director of Pirate Ventures Inc., an associated company of Pirate Drilling Inc., which drilled and operated oil and natural gas properties from 1983 until the assets were sold in early 2003. Prior to founding Pirate Drilling, he held various field positions with Westburne Drilling.

Randall M. Gates. Mr. Gates was nominated to our Board of Directors in December 2003 and has agreed to serve as a director commencing upon the effectiveness of this registration statement, subject to shareholder approval in January 2004. Since 1995 he has been self-employed and has served in an advisory capacity for several public and private companies in matters concerning strategic planning, SEC compliance, and mergers and acquisitions. From 1984 to 1995, he served as Chief Financial Officer for public companies in the fields of consumer appliances, biotechnology and merchant banking where he managed several initial and secondary public offerings as well as numerous acquisitions and investments. Mr. Gates was employed from 1976 to 1984 as a Certified Public Accountant with KPMG Peat Marwick in Los Angeles where he last served as a Senior Manager.

Board of Directors

We are authorized to have a Board of Directors comprised of at least three and no more than ten directors. We currently have four directors and have nominated one individual who would be an independent director to join our Board of Directors effective as of the date of our next stockholder’s meeting, scheduled for January 2004. Our directors are elected for one year terms, or until an earlier resignation, death or removal. There are no family relationships among any of our directors or officers.

Directors do not receive annual compensation for service on the Board. Directors are compensated for out-of-pocket costs, including travel and accommodations, relating to their attendance at any directors’ meeting. Directors are entitled to participate in our stock option plan. Options to acquire a total of 90,000 shares of common stock at $5.50 per share were granted to our directors in December 2003, not including 100,000 options granted to two directors who are also named executive officers. All option grants are subject to stockholder approval of our Stock Option Plan in January 2004.

Committees of the Board of Directors

Audit Committee

Our audit committee consists of Mr. Gates, Chairman and financial expert, Mr. Dinning and Mr. Gierstorfer, all of whom are independent directors. The audit committee reviews in detail and recommends approval by the full Board of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the full Board, reviews the scope of the audit procedures and the final audit report with the auditors, and reviews our overall accounting practices and procedures and internal controls with the auditors.

Compensation Committee

Our compensation committee consists of Mr. Gierstorfer (Chairman), Mr. Dinning and Mr. Gates, all of whom are independent directors. The compensation committee recommends approval to the full Board of the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Corporate Governance Committee

Our corporate governance committee consists of Mr. Dinning (Chairman), Mr. Greenslade and Mr. Jacobsen. The corporate governance committee determines the scope and frequency of periodic reports to the Board concerning issues relating to overall financial reporting, disclosure and other communications with all stockholders.

Reserves Committee

Our reserves committee consists of Mr. __________ (Chairman) and Mr. __________, both of whom are independent directors. The reserves committee reviews and recommends approval to the full Board of our annual reserve report as prepared by independent reservoir engineers.

Executive Compensation

The following table provides a summary of annual compensation for our executive officers. While the table shows the annual compensation for the officers, the compensation expense for 2003 will reflect the actual terms of their employment.
Summary Compensation Table
	Pro Forma Annual Compensation (1)		Long-term Compensation
Name and Principal Position	Salary	Bonus	Securities Underlying Options (#) (2)	All Other Compensation
Reg J. Greenslade Chairman and Chief Executive Officer	$152,000	-	50,000	-
Thomas J. Jacobsen President and Chief Operating Officer	$144,400	-	50,000	-
Bruce A. Stewart Chief Financial Officer	$87,400	-	30,000	-
Thomas Dirks Vice President, Exploration	$98,800	-	30,000	-

(1) With respect to each of the named executive officers, the aggregate amount of perquisites and other personal benefits, securities or property received was the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such named executive officer, unless otherwise stated.

(2) All grants were made in December 2003 pursuant to the Stock Option Plan and represent options to purchase shares of our common stock.

Stock Options

Our Stock Option Plan was adopted by the Board of Directors in December 2003 and is subject to approval by our stockholders in January 2004. We grant stock options from time to time to our directors, officers, key employees, and consultants under our Stock Option Plan. The terms and conditions of the options, in accordance with resolutions of our Board of Directors and the policies of the American Stock Exchange, will not exceed a term of 10 years. Ten percent of the number of our shares outstanding from time to time are reserved for issuance pursuant to our Stock Option Plan. The aggregate number of shares reserved for issuance under option grants, together with any other employee stock option plans, options for services and employee stock purchase plans, will not exceed ten percent of the issued and outstanding shares of common stock. In addition, the aggregate number of shares so reserved for issuance to any one person will not exceed five percent of the issued and outstanding shares of common stock.

If an optionee ceases to be eligible for stock options due to the loss of employment for any reason other than death, the stock option terminates in 90 days provided that in the event of termination of employment for cause, directors may resolve that the option shall terminate on the date of such termination. Option agreements also provide that estates of deceased participants can exercise their stock options during a period not exceeding one year following death.

Stock Options Granted During the Most Recently Completed Financial Year

The following table discloses the grants of options to purchase or acquire shares of common stock to our executive officers during the period indicated.

Option Grants During the Period From September 3, 2003 (Inception) to December 19, 2003

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (2)
	Number of Shares of Cmmon Stock	Percentage of Total Options Granted to Employees in Fiscal Year Ending Dec. 31, 2003	Exercise Price Per Share	Expiration Date	5%	10%

Reg J. Greenslade	50,000	8%	$5.50	12/2008	143,000	649,000
Thomas J. Jacobsen	50,000	8%	$5.50	12/2008	143,000	649,000
Bruce A. Stewart	30,000	5%	$5.50	12/2008	85,800	389,400
Thomas N. Dirks	30,000	5%	$5.50	12/2008	85,800	389,400

(1) These outstanding stock options were granted under our Stock Option Plan. The options vest over the course of three years, at a rate of 33% upon the first anniversary of their vesting start dates and then at a rate of 1/24 per month thereafter. The stock options are also subject to vesting acceleration provisions in the event of a change in control.  All option grants are subject stockholder approval.

(2)     Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts representing hypothetical gains are those that could be achieved if options are exercised at the end of the option term. The assumed 0%, 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission based on the assumed initial public offering price of $5.50 per share, and do not represent our estimate or projection of the future stock price.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

None of the named executive officers exercised options during the current fiscal year ending December 31, 2003. The following table sets forth the number and value of securities underlying options held as of November 30, 2003.
			Number of Shares Underlying Unexercised Options at Year End		Value of Unexercised In-the-Money Options at Year End (1)
	Number of Shares Acquired	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Reg J. Greenslade	-	-	-	-	-	-
Thomas J. Jacobsen	-	-	-	-	-	-
Bruce A. Stewart	-	-	-	-	-	-
Thomas N. Dirks	-	-	-	-	-	-

(1) There was no public trading market for our common stock as of November 30, 2003. Accordingly, these values have been calculated based on an assumed initial public offering price of $5.50 per share.

Stock Option Plan

Our Stock Option Plan was adopted by the Board of Directors in December 2003 and is subject to approval by our stockholders in January 2004. We have authorized a total of 10% of the number of shares outstanding from time to time for issuance under this plan. As of the closing of this offering and assuming that all Series A Convertible Preferred Stock is converted to common stock, a total of 910,000 shares of common stock will be authorized for grant of which 625,000 options have been granted under the plan to officers, directors, employees and consultants. All outstanding options are exercisable at a price per share equal to the public offering price and vest over the course of three years.

Under the Stock Option Plan, employees, non-employee members of the Board, non-employee executive officers and consultants may be awarded stock options to purchase shares of common stock. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code, or non-statutory stock options which do not meet those requirements. If options expire or are terminated, then the underlying shares will again become available for awards under the Stock Option Plan. The Stock Option Plan is administered by the compensation committee of the Board of Directors. This committee has complete discretion to:

  determine who should receive an award;

  determine the type, number, vesting requirements and other features and conditions of an award;

  interpret the Stock Option Plan; and

  make all other decisions relating to the operation of the Stock Option Plan.

The exercise price for non-statutory and incentive stock options granted under the Stock Option Plan may not be less than 100% of the fair market value of the common stock on the option grant date. The compensation committee may also accept the cancellation of outstanding options in return for a grant of new options for the same or a different number of shares at the same or a different exercise price.

If there is a change in our control, an award will immediately become fully exercisable as to all shares subject to an award.

A change in control includes:

  a merger or consolidation after which our then current stockholders own less than 50% of the surviving corporation;

  a sale of all or substantially all of our assets; or

  an acquisition of 50% or more of our outstanding stock by a person other than or a corporation owned by our stockholders in substantially the same proportions as their stock ownership in us.

In the event of a merger or other reorganization, outstanding stock options will be subject to the agreement of merger or reorganization, which may provide for:

  the assumption of outstanding awards by the surviving corporation or its parent;

  their continuation by us if we are the surviving corporation;

  accelerated vesting; or

  settlement in cash followed by cancellation of outstanding awards.

The Board of Directors may amend or terminate the Stock Option Plan at any time. Amendments are subject to stockholder approval to the extent required by applicable laws and regulations. The Stock Option Plan will continue in effect unless otherwise terminated by the Board of Directors.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Stock Option Plan	625,000	$5.50	135,000

Stock Ownership of Management and Principal Stockholders

The following table sets forth information regarding beneficial ownership of our common stock as of November 30, 2003, by:

  each of our executive officers and directors;

  all executive officers and directors as a group; and

  each person who is known by us to beneficially own more than 5% of our outstanding common stock.

Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, including shares issuable upon conversion of the Series A Convertible Preferred Stock, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is Suite 2600, 500 - 4th Avenue S.W., Calgary, Alberta, T2P 2V6, Canada. The address of other beneficial owners is set forth below.

		Percentage of Shares Outstanding
Name of Beneficial Owner	Shares Beneficially Owned Prior to this Offering	Prior to this Offering	After this Offering
Executive Officers and Directors:
Reg J. Greenslade	200,000	2.6%	2.1%
Thomas J. Jacobsen	269,000	3.5%	3.0%
Bruce A. Stewart	10,000	*	*
Thomas N. Dirks	31,400	*	*
James F. Dinning	0	*	*
Randall M. Gates - nominee director	18,182	*	*
Ludwig Gierstorfer	18,000	*	*
5% Stockholders:
JMW Fund, LLC (1) c/o Skeehan & Co. LLP 180 South Lake Avenue, 7th Floor Pasadena, California 91101	949,731	12.5%	10.4%
Kirby Enterprise Fund, LLC (2) 9072 Copeland Street Littleton, Colorado 80126	1,134,182	14.9%	12.5%
Heller 2002 Trust 1700 Coronet Drive Reno, Nevada 89509	381,000	5.0%	4.2%
All executive officers and directors as a group (8 persons)	546,582	7.2%	6.0%

* - less than 1%
(1) Includes 367,913 shares beneficially owned by the fund manager. (2) Includes 12,400 shares beneficially owned by the fund manager.

Related Party Transactions

None of our directors or executive officers, nor any person who beneficially owns directly or indirectly or exercises control or direction over securities carrying more than 5% of the voting rights attaching to our shares of common stock, nor any known associate or affiliate of these persons had any material interest, direct or indirect in any transaction since inception (September 3, 2003) which has materially affected us, except as discussed below.

We sublease our corporate office space in Calgary, Alberta, Canada from Enterra Energy Trust on a month-to month basis. We believe the terms of the sublease are fair, reasonable and consistent with rental terms offered by third parties in the same market area. Enterra Energy Trust is considered an affiliate of JED Oil Inc. as many of our officers, directors and employees were previously officers and directors or employees of Enterra Energy Trust and many still maintain an equity interest in Enterra Energy Trust. One of our directors is also a director of Enterra Energy Trust. We expect that, by virtue of these relationships, Enterra Energy Trust may become a significant source of farm-in agreements with us. All transactions with Enterra Energy Trust will be approved by a majority of our independent directors.

Enterra Energy Trust also advanced start up costs to us which have been repaid from the proceeds of the private placement.

Randall Gates has agreed to serve as a director commencing upon the effectiveness of this registration statement, subject to stockholder approval in January 2004. Mr. Gates has been engaged by us as a consultant in financial and accounting matters and received compensation for these services of $20,912 for the period ended November 30, 2003. Mr. Gates will cease to provide consulting services upon his assumption of director responsibilities.

Description of Securities

Our authorized capital stock consists of an unlimited number of shares of common stock and an unlimited number of shares of preferred stock without par value. The preferred stock may be issued in one or more series as determined by the Board of Directors.

Articles of Incorporation and By-laws

We were incorporated in Alberta, Canada. Our Articles of Incorporation and by-laws provide no restrictions as to the nature of our business operations.

Under Alberta law, a director must inform us, at a meeting of the Board of Directors, of any interest in a material contract or proposed material contract with us. Directors may not vote in respect of any such contracts made with us or in any such contract in which a director is interested, and such directors shall not be counted for purposes of determining a quorum. However, these provisions do not apply to (i) an arrangement by way of security for money lent to or obligations undertaken by them, (ii) a contract relating primarily to their remuneration as a director, officer, employee or agent, (iii) a contract for indemnity or insurance on behalf of a director as allowed under the Alberta law, or (iv) a contract with an affiliate.

We are authorized to issue an unlimited number of common and preferred shares.  Our stockholders have no rights to share in our profits, are subject to no redemption or sinking fund provisions, have no liability for further capital calls and are not subject to any discrimination due to number of shares owned.

By not more than 50 days or less than seven days in advance of a dividend, the Board of Directors may establish a record date for the determination of the persons entitled to such dividend.

The rights of holders of our common stock can be changed at any time in a stockholder meeting where the modifications are approved by 66 2/3% of the shares represented by proxy or in person at a meeting at which a quorum exists.

All holders of our common stock are entitled to vote at annual or special meetings of stockholders, provided that they were stockholders as of the record date. The record date for stockholder meetings may precede the meeting date by no more than 50 days and not less than 21 days, provided that notice by way of advertisement is given to stockholders at least seven days before such record date. Notice of the time and place of meetings of stockholders may not be less than 21 or greater than 50 days prior to the date of the meeting.

There are no:

  limitations on share ownership;

  provisions of the Articles or by-laws that would have the effect of delaying, deferring or preventing a change of control of our company;

  by-law provisions that govern the ownership threshold above which stockholder ownership must be disclosed; and

  conditions imposed by the Articles or by-laws governing changes in capital, but Alberta law requires any changes to the terms of share capital be approved by 66 2/3% of the shares represented by proxy or in person at a stockholders’ meeting convened for that purpose at which a quorum exists.

Common Stock

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote, except matters which are required to be voted on as a particular class or series of stock. Cumulative voting for directors is not permitted.

Holders of outstanding shares of common stock are entitled to those dividends declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up our affairs, holders of common stock are entitled to receive, pro rata, our net assets available after provision has been made for the preferential rights of the holders of preferred stock. Holders of outstanding common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued shares of common stock, when offered and sold will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

Our Board of Directors is authorized to issue from time to time, without stockholder approval, in one or more designated series, unissued shares of preferred stock with such dividends, redemption, conversion and exchange provisions as may be provided by the Board of Directors with regard to such particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to those of the common stock.

The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future. Our issuance of a new series of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, our outstanding shares of common stock and make removal of the Board of Directors more difficult.

7,600,000 shares of Series A Convertible Preferred Stock have been issued pursuant to a private placement completed in October through December 2003. The Series A Convertible Preferred Stock is voting, carries no dividend and may be converted into an equal number of shares of common stock during the ten day period commencing upon the effective date of this offering.

Shares Eligible for Future Sale

Future sales of substantial amounts of our common stock in the public market or even the perception that such sales may occur, could adversely affect the market price for our common stock and could impair our future ability to raise capital through an offering of our equity securities.

Assuming all holders of the Series A Convertible Preferred Stock convert their shares to common stock, we will have an additional 7,600,000 shares of common stock outstanding that can be freely sold in the public market subject to the lock-up agreements described in the "Underwriting" section.

We intend to register the shares of our common stock issuable pursuant to our Stock Option Plan. At December 31, 2003 there were 625,000 options outstanding under the plan to purchase an equal number of shares of common stock.

Indemnification of Executive Officers and Directors

We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

Exchange Controls

There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to non-resident holders of our voting shares, other than withholding tax requirements.

There is no limitation imposed by Canadian law or by our Articles or our other charter documents on the right of a non-resident to hold or vote voting shares, other than as provided by the Investment Canada Act, the North American Free Trade Agreement Implementation Act (Canada) and the World Trade Organization Agreement Implementation Act.

The Investment Canada Act requires notification and, in certain cases, advance review and approval by the government of Canada of the acquisition by a "non-Canadian" of "control" of a "Canadian business," all as defined in the Investment Canada Act. Generally, the threshold for review will be higher in monetary terms for a member of the World Trade Organization or North American Free Trade Agreement.

Income Tax Considerations

U.S. Taxation

The information set forth below is a summary of the material U.S. federal income tax consequences of the ownership and disposition of common stock by a U.S. Holder, as defined below. These discussions are not a complete analysis or listing of all of the possible tax consequences of such transactions and do not address all tax considerations that may be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth deals only with U.S. Holders that will hold common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, and who do not at any time own individually, nor are treated as owning 10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this description of U.S. tax consequences does not address the tax treatment of special classes of U.S. Holders, such as banks, tax-exempt entities, insurance companies, persons holding subordinate voting shares as part of a hedging or conversion transaction or as part of a "straddle," U.S. expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies and holders whose "functional currency" is not the U.S. dollar. This summary does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws other than as provided in the section entitled "Canadian Federal Income Tax Considerations" provided below.

As used in this section, the term "U.S. Holder" means:

  an individual citizen or resident of the U.S.;

  a corporation created or organized under the laws of the U.S. or any state thereof including the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source;

  a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or

  a partnership to the extent the interests therein are owned by any of the persons described in the preceding bulleted items.

Holders of common stock who are not U.S. Holders, sometimes referred to as "Non-U.S. Holders," should also consult their own tax advisors, particularly as to the applicability of any tax treaty.

The following discussion is based upon:

  the Internal Revenue Code;

  U.S. judicial decisions;

  administrative pronouncements;

  existing and proposed Treasury regulations; and

  the Canada/ U.S. Income Tax Treaty.

Any of the above is subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service with respect to any of the U.S. federal income tax consequences described below, and as a result, there can be no assurance that the U.S. Internal Revenue Service will not disagree with or challenge any of the conclusions we have reached and describe here.

Dividends

Subject to the discussion of passive foreign investment companies below, the gross amount of any distribution paid by us to a U.S. Holder will generally be subject to U.S. federal income tax as foreign source dividend income to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of the distribution. Dividends received by a U.S. Holder will not be eligible for the dividends received deduction allowed to corporations. To the extent that an amount received by a U.S. Holder exceeds such holder’s allocable share of our current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder’s tax basis in his shares, thereby increasing the amount of gain or decreasing the amount of loss recognized on a subsequent disposition of the shares. Then, to the extent such distribution exceeds such U.S. Holder’s tax basis, it will be treated as capital gain. Any amounts recognized as dividends will generally constitute foreign source "passive income" or, in the case of certain U.S. Holders, "financial services income" for U.S. foreign tax credit purposes. We do not currently maintain calculations of our earnings and profits for U.S. federal income tax purposes.

The gross amount of distributions paid in Canadian dollars, or any successor or other foreign currency, will be included in the income of such U.S. Holder in a dollar amount calculated by reference to the spot exchange rate in effect on the day the distributions are paid regardless of whether the payment is in fact converted into U.S. dollars. If the Canadian dollars, or any successor or other foreign currency, are converted into U.S. dollars on the date of the payment, the U.S. Holder should not be required to recognize any foreign currency gain or loss with respect to the receipt of Canadian dollars as distributions. If, instead, the Canadian dollars are converted at a later date, any currency gains or losses resulting from the conversion of the Canadian dollars will be treated as U.S. source ordinary income or loss. A U.S. Holder will have a basis in any Canadian dollars distributed equal to their dollar value on the payment date.

A Non-U.S. Holder of our common stock generally will not be subject to U.S. federal income or withholding tax on dividends received on common stock unless such income is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.

Sale or Exchange

A U.S. Holder’s initial tax basis in the common stock will generally be cost to the holder. A U.S. Holder’s adjusted tax basis in the common stock will generally be the same as cost, but may differ for various reasons including the receipt by such holder of a distribution that was not made up wholly of earnings and profits as described above under the heading "Dividends." Subject to the discussion of passive foreign investment companies below, gain or loss realized by a U.S. Holder on the sale or other disposition of common stock will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the common stock and the amount realized on the disposition. In the case of a non-corporate U.S. Holder, the federal tax rate applicable to capital gains will depend upon:

  the holder’s holding period for the common stock, with a preferential rate available for common stock held for more than one year; and

  the holder’s marginal tax rate for ordinary income.

Any gain realized will generally be treated as U.S. source gain, and loss realized by a U.S. Holder generally also will be treated as from sources within the U.S.

The ability of a U.S. Holder to utilize foreign taxes as a credit to offset U.S. taxes is subject to complex limitations and conditions. The consequences of the separate limitation calculation will depend upon the nature and sources of each U.S. Holder’s income and the deductions allocable thereto. Alternatively, a U.S. Holder may elect to claim all foreign taxes paid as an itemized deduction in lieu of claiming a foreign tax credit. A deduction does not reduce U.S. tax on a dollar-for-dollar basis like a tax credit, but the availability of the deduction is not subject to the same conditions and limitations applicable to foreign tax credits.

If a U.S. Holder receives any foreign currency on the sale of common stock, such U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date of the sale of common stock and the date the sale proceeds are converted into U.S. dollars.

A Non-U.S. Holder of common stock generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such common stock unless:

  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S.; or

  in the case of any gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of such sale and certain other conditions are met.

Personal Holding Company

We could be classified as a personal holding company for U.S. federal income tax purposes if both of the following tests are satisfied:

  if at any time during the last half of our taxable year, five or fewer individuals own or are deemed to own more than 50% of the total value of our shares; and

  we receive 60% or more of our U.S. related gross income from specified passive sources, such as royalty payments.

A personal holding company is taxed on a portion of its undistributed U.S. source income, including specific types of foreign source income which are connected with the conduct of a U.S. trade or business, to the extent this income is not distributed to stockholders. We do not believe we are a personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a personal holding company in the future.

Foreign Personal Holding Company

We could be classified as a foreign personal holding company if in any taxable year both of the following tests are satisfied:

  five or fewer individuals who are U.S. citizens or residents own or are deemed to own more than 50% of the total voting power of   all classes of our shares entitled to vote or the total value of our shares; and

  at least 60%, 50% in some cases, of our gross income, as adjusted, consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties.

If we are classified as a foreign personal holding company and if you hold shares in us, you may have to include in your gross income as a dividend your pro rata portion of our undistributed foreign personal holding company income. If you dispose of your shares prior to such date, you will not be subject to tax under these rules. We do not believe we are a foreign personal holding company presently and we do not expect to become one. However, we cannot assure you that we will not qualify as a foreign personal holding company in the future.

Passive Foreign Investment Company

We believe that our common stock should not currently be treated as stock of a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change based on future operations and composition and valuation of our assets. In general, we will be a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds our shares, either:

  at least 75% of our gross income for the taxable year is passive income; or

  at least 50% of the average value of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income includes income such as:

  dividends;

  interest;

  rents or royalties, other than certain rents or royalties derived from the active conduct of trade or business;

  annuities; or

  gains from assets that produce passive income.

If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the passive foreign investment company tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If we are treated as a passive foreign investment company, a U.S. Holder that did not make a qualified electing fund election or, if available, a mark-to-market election, as described below, would be subject to special rules with respect to:

  any gain realized on the sale or other disposition of common stock; and

  any "excess distribution" by us to the U.S. Holder.

Generally, "excess distributions" are any distributions to the U.S. Holder in respect of the subordinate voting shares during a single taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of the common stock during the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the common stock.

Under the passive foreign investment company rules:

  the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period for the common stock;

  the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income in the current year;

  The amount allocated to a prior taxable year before the first year that we are treated as a foreign investment company would be taxable as ordinary income in the current year;

  the amount allocated to each other prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year; and

  the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each other prior year.

A U.S. holder owning actually or constructively "marketable stock" of a passive foreign investment company may be able to avoid the imposition of the passive foreign investment company tax rules described above by making a mark-to-market election. Generally, pursuant to this election, such holder would include in ordinary income, for each taxable year during which such stock is held, an amount equal to the increase in value of the stock over the U.S. holder's adjusted basis in the stock. The U.S. holder's stock basis in our common stock would then be increased by the ordinary income inclusion. If in any year the U.S. holder's basis is in excess of the year end fair market value of such stock, the holder will recognize ordinary loss not in excess of the prior years' mark-to-market gains included in the holder's income. Such recognized ordinary loss would reduce the U.S. holder's stock basis in our common shares. Holders desiring to make the mark-to-market election should consult their tax advisors with respect to the application and effect of making such election.

In the case of a U.S. holder who does not make a mark-to-market election, the special passive foreign investment company tax rules described above will not apply to such U.S. holder if the U.S. holder makes an election to have us treated as a qualified electing fund and we provide certain required information to holders. For a U.S. holder to make a qualified electing fund election, we would have to satisfy certain reporting requirements. We have not determined whether we will undertake the necessary measures to be able to satisfy such requirements in the event that we were treated as a passive foreign investment company.

A U.S. holder that makes a qualified electing fund election will be currently taxable on its pro rata share of our ordinary earnings and net capital gain, at ordinary income and capital gains rates, respectively, for each of our taxable years, regardless of whether or not distributions were received. The U.S. holder’s basis in the common stock will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the common stock and will not be taxed again as a distribution to the U.S. holder. U.S. holders desiring to make a qualified electing fund election should consult their tax advisors with respect to the advisability of making such election.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary fairly describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a U.S. holder who is not and has not been or deemed to be resident in Canada for purposes of the Income Tax Act (Canada) (the "ITA") at any time while such U.S. holder holds the common stock, is a resident of the U.S. for purposes of the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), and who, for purposes of the ITA, at all relevant times:

  is the beneficial owner of the common stock;

  holds the common stock as capital property;

  does not have a "permanent establishment" or "fixed base" in Canada, as defined in the Convention;

  does not use or hold (and is not deemed to use or hold) the common stock in carrying on a business in Canada; and

  deals at arm’s length with us.

Special rules, which are not discussed below, may apply to "financial institutions" and "tax shelters" as defined in the ITA, and to non-resident insurers carrying on an insurance business in Canada and elsewhere.

This summary is based upon the current provisions of the ITA, the regulations thereunder (the "Regulations"), the Convention, all specific proposed amendments to the ITA or the Regulations announced by or on behalf of the Canadian Minister of Finance prior to the date hereof, and the company’s understanding of the current published administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by way of judicial, governmental or legislative decision or action, administrative practice nor any income tax laws or considerations of any province or territory of Canada or any jurisdiction other than Canada, which may differ from the Canadian federal income tax consequences described in this document.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not intended to be, not should it be construed to be, legal or tax advice to any particular holder and, accordingly, purchasers of common stock are urged to consult their own tax advisors with respect to the income tax consequences to them of acquiring, owning and disposing of common stock having regard to their own particular circumstances.

The common stock will generally constitute capital property to a U.S. holder unless such U.S. holder holds such common stock in the course of carrying on a business of trading or dealing in securities or has acquired such common stock in a transaction or transactions considered to be an adventure in the nature of trade.

Under the Convention, dividends paid or credited, or deemed to be paid or credited, on the common stock to a U.S. holder generally will be subject to Canadian withholding tax at the rate of 15% of the gross amount of those dividends or deemed dividends. If a U.S. holder is a corporation and owns 10% or more of the company’s voting stock, the rate is reduced from 15% to 5%.

Under the Convention, dividends paid to religious, scientific, literary, educational or charitable organizations or certain pension, retirement or employee benefit organizations that have complied with specified administrative procedures are exempt from the aforementioned Canadian withholding tax so long as such organization is resident in and exempt from tax in the U.S.

A U.S. holder will only be subject to taxation in Canada under the ITA on capital gains realized by the U.S. holder on a disposition or deemed disposition of the common stock if the common stock constitutes "taxable Canadian property" within the meaning of the ITA at the time of the disposition or deemed disposition and the U.S. holder is not afforded relief under the Convention. In general, the common stock will not be "taxable Canadian property" to a U.S. holder if, at the time of its disposition, it is listed on a stock exchange that is prescribed in the Regulations (which includes American Stock Exchange), unless:

  at any time within the five-year period immediately preceding the disposition or deemed disposition, the U.S. holder, persons not dealing at arm's length with the U.S. holder, or the U.S. holder together with such non-arm's length persons, owned or had an interest in or a right or option to acquire 25% or more of the issued shares of any class or series of our capital stock;

  the U.S. holder was formerly resident in Canada and, upon ceasing to be a Canadian resident, elected under the ITA to have the common stock deemed to be "taxable Canadian property; or

  the U.S. holder's common stock was acquired in a tax deferred exchange in consideration for property that was itself "taxable Canadian property."

If a U.S. holder’s common stock is "taxable Canadian property," subject to the availability of an exemption under the Convention, such U.S. holder will recognize a capital gain (or a capital loss) for the taxation year during which the U.S. holder disposes, or is deemed to have disposed of, the common stock. Such capital gain (or capital loss) will be equal to the amount by which the proceeds of disposition exceed (or are less than) the U.S. holder's adjusted cost base of such common stock and any reasonable costs of making the disposition. One-half of any such capital gain (a "taxable capital gain") must be included in income in computing the U.S. holder's income and one half of any such capital loss (an "allowable capital loss") is generally deductible by the U.S. holder from taxable capital gains arising in the year of disposition. To the extent a U.S. holder has insufficient taxable capital gains in the current taxation year against which to apply an allowable capital loss, the deficiency will constitute a net capital loss for the current taxation year and may generally be carried back to any of the three preceding taxation years or carried forward to any future taxation year, subject to certain detailed rules in the ITA in this regard.

Underwriting

Subject to the terms and conditions of an underwriting agreement, Gilford Securities Incorporated has agreed to purchase 1,500,000 shares of common stock from us. The underwriter will purchase the shares at the price to public less underwriting discounts set forth on the cover page of this prospectus.

 The underwriting agreement will provide that the underwriter is committed to purchase all shares offered in this offering, other than those covered by the overallotment option described below, if the underwriter purchases any of these securities.  In the underwriting agreement, the underwriter’s obligations are subject to approval of certain legal matters by their counsel, including, without limitation, the authorization and the validity of the shares, and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions of our counsel.

 The underwriter has advised us that it proposes to offer the shares directly to the public at the price to public set forth on the cover page of this prospectus, and to certain dealers that are members of the National Association of Securities Dealers, Inc., at such price less a concessions not in excess of $_____ per share. Our underwriter may allow, and the selected dealers may reallow, a concession not in excess of $            per share to certain brokers and dealers. After the offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriter.

We have granted the underwriter an option, exercisable for 45 days after the date of this prospectus, to purchase up to 225,000 additional shares solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriter fully exercises its overallotment option, the total public offering price, underwriting discounts and proceeds to us will be $9,487,500, $759,000 and $8,728,500, respectively.

We have agreed to pay the underwriter a non-accountable expense allowance of 3% of the aggregate public offering price of the shares offered, including shares sold on exercise of the overallotment option. We have paid the underwriter $25,000 as an advance against this non-accountable expense allowance. We have also agreed to pay all expenses in connection with qualifying the shares for sale under the laws of various states designated by the underwriter, if required.

In addition, we have agreed to issue to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase up to a number of shares of common stock equal to 10% of the number of shares sold in this offering by us.   These warrants will be exercisable for a four-year period commencing on the first anniversary of the closing date of this offering at an exercise price of $6.60 per share. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering by our underwriter, except to officers of our underwriter and broker-dealers participating in this offering and their bona fide officers and partners, by operation of law or by reason of our reorganization.

These warrants contain provisions for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. They also contain net issuance provisions permitting our underwriter or a permissible transferee to elect to exercise the warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. This net exercise provision has the effect of requiring us to issue shares of our common stock without a corresponding increase in capital. A net exercise of the warrants in this fashion will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The warrants do not entitle our underwriter or a permissible transferee to any rights as a shareholder until the warrants are exercised and shares of our common stock are purchased pursuant to them.

These warrants and the shares of our common stock issuable upon their exercise may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933.   We have agreed that if we file a post-effective amendment or other registration statement with the Securities and Exchange Commission, our underwriters will have the right, for a period of seven years from the closing date of this offering, to include in such amendment or registration statement the warrants and the shares of our common stock issuable upon their exercise.  In addition, we have agreed to register the warrants and underlying shares of common stock under certain circumstances upon the request of a majority of the holders of the warrants during the period commencing one year from the closing date of this offering and expiring four years thereafter.

 In connection with this offering, our underwriter may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

        Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter are obligated to purchase, which creates a short position.  The short position may be either a covered short position or a naked short position.  In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option.  In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option.  The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market.

         Covering transactions involve the purchase of the common stock in the open market after the distribution has been completed in order to cover short positions.  In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.  If the underwriter sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

        Penalty bids permit the underwriter to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock.  As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.  These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters and their controlling persons against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make for such liabilities. However, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any share of our common stock, options to acquire common shares, or any related security or instrument, for a period of one year from the closing of this offering, without the prior written consent of our underwriters, except in limited circumstances. Our officers, directors and shareholders holding approximately 550,000 of our outstanding shares of common stock prior to this offering have made the same agreement.  The underwriter has agreed that we may file a Registration Statement on Form S-8 180 days after the date of this prospectus registering common stock underlying outstanding options. However, sales of common stock so registered:

  may not exceed an aggregate of _______ shares until expiration of the 13 month lock-up arrangement, and may only be made by persons who are not our officers or directors.

The underwriter has no present intention to waive or shorten the lock-up period.

For a period of three years after the date of this prospectus, the underwriter has the right to nominate a person reasonably acceptable to us for election as a director, or have an observer attend all meeting of our Board of Directors. This person will be reimbursed for expenses incurred in attending any meeting.

 Prior to this offering, there was no public securities market for our common stock and the price of our common stock may be volatile to a degree that might not occur in securities that are more widely held or more actively traded.  The initial public offering price was negotiated by us and the underwriter.  In determining the offering price, the underwriter considered, among other things, our business potential and earnings prospects and prevailing market conditions.

Legal Matters

The validity of the securities offered hereby will be passed on for us by the Law Offices of Gary A. Agron, Englewood, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriter by Brownstein, Hyatt & Farber, P.C., Denver, Colorado. Gary A. Agron’s son, Adam J. Agron, is an associate at Brownstein, Hyatt & Farber, P.C. None of these parties have any registered or beneficial interest in our securities.

Experts

Ernst & Young LLP, Chartered Accountants, of Calgary, Alberta are the auditors of JED Oil Inc, and have audited the financial statements of JED Oil Inc. for the period from the date of incorporation on September 3, 2003 to November 30, 2003, as set forth in their report, which is included in this prospectus. These financial statements are included in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

Additional Information

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1under the Securities Act of 1933, as amended, covering the common stock offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information contained in the Registration Statement and the exhibits. For further information with respect to our company and our securities, reference is made to the Registration Statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

We intend to provide our stockholders with annual reports containing consolidated financial statements audited by an independent chartered accounting firm and will make available to stockholders quarterly reports containing unaudited consolidated financial data for the first three quarters of each year. All our financial reports will include a reconciliation to U.S. generally accepted accounting principals. As a result of this offering we will become subject to the information and reporting requirements of the Securities and Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. However, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal stockholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, we are not required to publish financial statements as frequently or as promptly as U.S. companies. Such reports, proxy statements and other information filed with the SEC may be inspected at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected at the Commissions’ regional office at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission’s Web site at www.sec.gov.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

JED Oil Inc.

Suite 2600, 500 – 4th Avenue S.W.

Calgary, Alberta, Canada

T2P 2V6

(403) 537-3250

Financial Statements

JED Oil Inc.

November 30, 2003

(In United States Dollars)

AUDITORS’ REPORT

To the Directors of

JED Oil Inc.

We have audited the balance sheet of JED Oil Inc. (the "Company") as at November 30, 2003 and the statements of operations and deficit and cash flows for the period from the date of incorporation on September 3, 2003 to November 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003 and the results of its operations and its cash flows for the period from the date of incorporation on September 3, 2003 to November 30, 2003 in accordance with Canadian generally accepted accounting principles.

Calgary, Canada

December 12, 2003 (except for Note 9(b)                           Ernst & Young LLP

which is as at December 19, 2003)                                       Chartered Accountants

JED Oil Inc.

BALANCE SHEET

(In United States Dollars)

As at November 30,
2003
$
ASSETS
Current
Cash	12,785,135
Accounts receivable	25,116
Prepaid expenses	122,122
Loan receivable [note 3]	4,618,800
17,551,173
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued liabilities [note 8]
61,895

Shareholders’ equity
Share capital [notes 5 and 9]	17,486,198
Deficit	(267,536)
Cumulative translation adjustment	270,616
17,489,278
17,551,173

See accompanying notes

On behalf of the Board:

Reg J. Greenslade - Director             Thomas J. Jacobsen - Director

JED Oil Inc.

STATEMENT OF OPERATIONS AND DEFICIT

(In United States Dollars)
For the period from the date of incorporation on September 3, 2003 to November 30, 2003
$

Revenue
Interest
28,015
28,015

Expenses
General and administrative
53,205
Foreign exchange loss
242,346
295,551

Net loss for the period and deficit, end of period [note 4]	(267,536)

Net loss for the period per share, basic and diluted [note 5]	(0.17)

See accompanying notes

JED Oil Inc.

STATEMENT OF CASH FLOWS

(In United States Dollars)
For the period from the date of incorporation on September 3, 2003 to November 30, 2003
$

OPERATIONS
Net loss for the period	(267,536)
Add non-cash items:
Unrealized foreign exchange loss	242,346
(25,190)
Changes in non-cash working capital balances	(85,343)
Cash used in operations	(110,533)

FINANCING
Issue of preferred shares, net of related costs	17,486,198
Cash provided by financing activities	17,486,198

INVESTING
Increase in loan receivable	(4,582,951)
Cash used for investing activities	(4,582,951)

Effect of foreign exchange on cash balances	(7,579)
Increase in cash, and cash at end of period	12,785,135

Cash interest received	5,622

See accompanying notes

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

 1. INCORPORATION

JED Oil Inc. (the "Corporation") was incorporated with nominal share capital under the laws of the Province of Alberta on September 3, 2003. The Corporation subsequently filed Articles of Amendment on October 20, 2003 amending its share capital by the designation of Series A Preferred Shares (issuable in series).

2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. A summary of the differences between Canadian generally accepted accounting principles and those generally accepted in the United States is contained in note 10 to these financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(a) Income taxes

The Corporation accounts for income taxes using the liability method, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using substantially enacted income tax rates and laws that are expected to be in effect when the differences are expected to reverse. Income tax expense for the year is the tax payable for the period and any change during the period in future tax assets and liabilities. A valuation allowance is provided to the extent that it is not more likely than not that future tax assets will be realized.

(b) Foreign currency translation

The Canadian dollar is the functional currency of the Corporation’s operations, which are translated into United States dollars using the current rate method. Under this method, all assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the period. Exchange differences arising on translation are deferred as a separate component of shareholders’ equity described as cumulative translation adjustment.

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

Transactions and financial statement items denominated in a currency other than the Corporation’s functional currency are translated using the temporal method. Under the temporal method, monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Revenues and expenses are translated at average rates for the period. Exchange gains or losses are reflected in the net loss for the period.

3. LOAN RECEIVABLE

On October 29, 2003, the Corporation entered into a Loan Agreement with a junior oil and gas company (the "Borrower"), whereby the Corporation loaned the company a total of $4,618,800 (Cdn $6,000,000) for drilling operations. The terms of the Agreement call for interest calculated at the Alberta Treasury Branches’ prime lending rate plus 1% compounded monthly, and is secured by a floating charge debenture on the assets of the Borrower. The loan is due and payable on March 1, 2004.

Accounts receivable at November 30, 2003 includes $22,968 of accrued interest on this loan. The effective interest rate for the period ended November 30, 2003 was 5.50%.

4. INCOME TAXES

The provision for income taxes recorded in the financial statements differs from the amount which would be obtained by applying the statutory income tax rate to the loss before tax as follows:
2003
$
Loss for the period	(267,536)
Statutory Canadian corporate tax rate	40.62%
Anticipated tax recovery	(108,673)
Future tax asset valuation allowance	108,673
Income tax benefit	—

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

Future income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Corporation’s future income tax assets and liabilities are as follows:

2003
$
Future tax assets (liabilities)
Non-capital loss carryforwards	10,232
Unrealized foreign exchange losses	98,441
Share issue costs	5,905
Total future tax assets	114,578
Valuation allowance	(114,578)
Net future tax assets	—

The Corporation provides a valuation allowance for the amount of future tax assets except where it is more likely than not that the asset will be realized.

The Corporation has non-capital losses for income tax purposes of approximately $25,000 which are available for application against future taxable income and which expire in the year 2010. The potential benefits resulting from these non-capital losses have not been recorded in the financial statements.

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

5. SHARE CAPITAL

Authorized

The Corporation has authorized an unlimited number of common voting shares and an unlimited number of preferred shares, issuable in series. The Corporation has authorized the first series of preferred shares as Series A Preferred Shares which is comprised of 8,000,000 voting, convertible preferred shares which carry no dividends and which may be converted into an equal number of common shares during the ten-day period commencing on the date of the Corporation’s initial public offering.

Issued and outstanding
	Number of shares	$
Series A Convertible Preferred Shares
Balance, beginning of period	—	—
Issued for cash pursuant to a private placement	6,363,904	17,500,736
Share issue costs	—	(14,538)
Share capital as at November 30, 2003	6,363,904	17,486,198

Basic and diluted loss per share has been calculated based on the assumption that all the outstanding Series A convertible preferred shares are converted to common shares. The weighted average number of Series A preferred shares outstanding during the period was 1,529,388.

6. Guarantees

The Corporation has entered into indemnification agreements with all of its directors and officers which provides for the indemnification and advancement of expenses by the Corporation. There is no pending litigation or proceeding involving any director or officer of the Corporation as to which indemnification is being sought, nor is the Corporation aware of any threatened litigation that may result in claims for indemnification.

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

7. FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are based on the relevant market prices and information available at the time. The carrying values of cash, accounts receivable, loan receivable, and accounts payable approximate their fair values due to the relatively short periods to maturity of these instruments. In management’s opinion, the corporation is not exposed to significant interest or credit risk arising from these financial instruments.

8. RELATED PARTY TRANSACTIONS

Accounts payable at November 30, 2003 includes $41,331 due to Enterra Energy Trust ("Enterra") for reimbursement of expenses incurred by Enterra on behalf of the Corporation. Many of the Corporation’s officers, directors and employees were previously officers, directors or employees of Enterra and one of the Corporation’s directors is also a director of Enterra.

9. SUBSEQUENT EVENTs

  On December 11, 2003, the Company finalized its private placement with the issuance of an additional 1,236,096 Series A Preferred Shares at US$2.75 per share, resulting in a total of 7,600,000 Series A Preferred Shares issued and outstanding.

  On December 19, 2003 the Corporation filed a preliminary Form S-1 registration statement with the United States Securities and Exchange Commission in respect of an initial public offering of 1,500,000 common shares (and an additional 225,000 shares issuable on exercise of the underwriter’s overallotment option) at an anticipated price of $5.50 per share and also in respect of the sale of up to 7,600,000 common shares that may be issued upon conversion of outstanding Series A convertible preferred shares.

  A stock option plan was adopted by the Board of Directors on December 8, 2003 and is subject to shareholder approval in January, 2004. The plan authorizes a total of 10% of the number of shares outstanding for issuance under the plan. Assuming the completion of the initial public offering described above, together with the conversion of all the 7,600,000 Series A convertible preferred shares outstanding, a total of 910,000 common shares will be authorized for grant, of which 625,000 have been granted under the plan to officers, directors, employees and consultants. All outstanding options are exercisable at a price per share equal to the public offering price and vest over the course of three years.

JED Oil Inc.

 NOTES TO FINANCIAL STATEMENTS

(In United States Dollars)

November 30, 2003

10. INFORMATION FOR UNITED STATES READERS

Accounting Principles Generally Accepted in the United States

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in all respects, conform to accounting principles generally accepted in the United States ("U.S. GAAP") for the periods presented except as noted below:

  Canadian GAAP requires that future income tax balances be adjusted to reflect substantively enacted rates rather than currently legislated tax rates under U.S. GAAP. For the current period, there is no difference between these rates.

  U.S. GAAP requires the reporting of "comprehensive income" which is defined as all changes in equity other than those resulting from investments by owners and distributions to owners, which concept does not exist under Canadian GAAP. Under U.S. GAAP, other comprehensive income(loss) would be reported as follows:
$
Net loss for the period	(276,536)
Other comprehensive income: cumulative translation adjustment	270,616
Comprehensive earnings for the period	3,038
Comprehensive earnings for the period per share, basic and diluted	(0.00)

Recent pronouncements

In January 2003, FASB issued Statement No. 148 "Accounting for Stock-Based Compensation Transition and Disclosure, an Amendment of FASB Statement No. 123." This standard provides alternative methods of transition for a voluntary change to the fair-value based method of accounting for stock-based employee compensation. In addition, this standard amends disclosure requirements to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. This standard has no material impact on the Corporation. The Corporation plans to adopt the fair-value method of accounting for stock options at such time as the stock option plan is finalized.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is an offer to sell only the common stock offered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of the date of the prospectus.

JED Oil Inc.

Shares of Common Stock

PROSPECTUS

Gilford Securities Incorporated

_____________, 2004

Until the later of _________   ____, 2004 or 25 days after the date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Information not required in prospectus

Item 13.  Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC registration fee
$4,149
NASD filing fee

AMEX listing fee
45,000
Printing costs
10,000
Legal fees and expenses
150,000
Accounting fees and expenses
75,000
Transfer agent fees
5,000
Blue sky fees and expenses
4,200
Miscellaneous

Total
$

All of the above expenses except the SEC registration fee and NASD filing fee are estimates. All of the above expenses will be borne by the Registrant.

Item 14.  Indemnification of directors and officers

The Registrant’s by-laws provide the following in accordance with the Business Corporations Act (the "Act") Alberta, Canada.

"Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the funds of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the funds, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto, unless the same are occasioned by his own willful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

No act or proceeding of any director or officer or the Board shall be deemed invalid or ineffective by reason of the subsequent ascertainment of any irregularity in regard to such act or proceeding or the qualification of such director or officer or Board. Directors may rely upon the accuracy of any statement or report prepared by the Corporation’s auditors, internal accountants or other responsible officials and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting upon such statement or report.

Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a stockholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if: (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such against any liability incurred by him, as the Board may from time to time determine."

Item 15.  Recent sales of unregistered securities

The following information relates to all securities sold by the Registrant within the past three years which were not registered under the Securities Act of 1933:

Between September and December 2003, the Registrant sold an aggregate of 7,600,000 shares of its Series A Convertible Preferred Stock to a group of 275 investors pursuant to the provisions in Regulation D promulgated under the Securities Act of 1933. All of the purchasers were friends or business associates of the Registrant or its officers, directors, principal stockholders or business associates. All of the purchasers were accredited investors (i) with sufficient experience to analyze the merits and risks of an investment in the securities, (ii) experienced in making investments which involve a high degree of risk, and (iii) economically capable of losing their entire investment. The investors purchased the securities as a long-term investment and without an intent to resell the securities. All of the securities were issued with a restrictive legend thereon.

Item 16.  Exhibits

(a)  Exhibits

 Number    Exhibit

1.1
Form of Underwriting Agreement*

1.2
Form of Agreement Among Underwriters*

3.1
Articles of Incorporation of the Registrant

3.2 3.3
By-laws of the Registrant. Articles of Amendment of the Registrant regarding Series A Preferred Stock

4.1
Form of Lock-Up Agreement

4.2
Form of Underwriter’s Warrant Agreement

5.1
Opinion of Gary A. Agron (including consent)*

10.1
Stock Option Plan

10.2
Reserved

10.3
Loan Agreement dated October 29, 2003 regarding loan to Pan-Global Ventures Ltd.

10.4
Form of officer and director indemnity agreement

23.1
Consent of the Law Offices of Gary A. Agron (See 5.1 above)*

23.2
Consent of Ernst & Young LLP, Independent Accountants

* To be filed by amendment.

(b) Financial Statement Schedules

Schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

 Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution.

That, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it authorized this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the city of Calgary, Canada on this 19th day of December 2003.

JED Oil Inc.

By: /s/ Reg J. Greenslade

Reg J. Greenslade

Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the Registrant, in the capacities indicated on December 18, 2003.
Signature	Title	Date
/s/ Reg J. Greenslade Reg J. Greenslade	Chairman, Chief Executive Officer and Director	December 19, 2003
/s/ Thomas J. Jacobsen Thomas J. Jacobsen	President, Chief Operating Officer and Director	December 19, 2003
/s/ Bruce A. Stewart Bruce A. Stewart	Chief Financial Officer	December 19, 2003
/s/ Ludwig Gierstorfer Ludwig Gierstorfer	Director	December 19, 2003
/s/ James F. Dinning James F. Dinning	Director	December 19, 2003
/s/ Gary A. Agron Gary A. Agron	Authorized Representative in the United States	December 19, 2003

EXHIBIT INDEX

 Number    Exhibit

1.1
Form of Underwriting Agreement.

1.2
Form of Agreement Among Underwriters

3.1
Articles of Incorporation of the Registrant

3.2 3.3
By-laws of the Registrant. Articles of Amendment of the Registrant regarding Series A Preferred Stock

4.1
Form of Lock-Up Agreement

4.2
Form of Underwriter’s Warrant Agreement

5.1
Opinion of Gary A. Agron (including consent)

10.1
Stock Option Plan

10.2
Reserved

10.3
Loan Agreement dated October 29, 2003 regarding loan to Pan-Global Ventures Ltd.

10.4
Form of officer and director indemnity agreement

23.1
Consent of the Law Offices of Gary A. Agron (See 5.1 above)

23.2
Consent of Ernst & Young LLP, Independent Accountants